Exhibit 99.1

For Release:                      Immediately
Contact:                              Randy Buckwalter                                           rbuckwalter@harleysvillegroup.com
Phone:                                215.256.5288 (office)                                        267.718.3766 (cell)

HARLEYSVILLE GROUP INC. DECLARES SPECIAL $1.44 PER SHARE DIVIDEND, IN ADDITION TO 98TH CONSECUTIVE REGULAR QUARTERLY DIVIDEND

HARLEYSVILLE, PA—November 1, 2010—The Board of Directors of Harleysville Group Inc. (NASDAQ: HGIC) has declared a special cash dividend of $1.44 per share, as well as its regular quarterly cash dividend of $0.36 per share. Both dividends will be payable November 30, 2010, to shareholders of record on November 15, 2010. This marks the 98th consecutive quarter Harleysville Group has paid a dividend since the company went public in 1986.
“This special dividend—which represents the amount of our current annualized dividend—is another example of our commitment to managing capital efficiently. With limited opportunities to reinvest cash in our investment portfolios due to historically low interest rates, we feel it is appropriate to distribute some of our excess capital to our shareholders,” said Michael L. Browne, Harleysville Group’s president and chief executive officer. “All told, we have returned $327 million of our capital to our shareholders since June 2007—$217 million (or 20 percent of shares outstanding) from six stock repurchase programs and an additional $110 million from dividends prior to this most recent announcement. We believe our balanced capital management strategy continues to differentiate us from many of our competitors.
“All of these actions reflect our strong balance sheet—which is highlighted by a debt-to-capital ratio of 15 percent and a premium-to-surplus ratio of 1.3 to 1—and our ongoing commitment to managing our capital position effectively for the benefit of our investors,” Browne continued. “We are well positioned for profitable growth, and we have plenty of capital to fund the right acquisition or other growth opportunities.”
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

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